Exhibit 10.20

[stamp] SINGLE COPY	Our Ref: 23 Tax No. Account No.: 18132I

ENGLISH TRANSLATION OF

SALE AND LEASEBACK

JULY 11, 1990

LEASE granted by

SICOMIBAIL and FINABAIL to

SCI DU 121 BOULEVARD HAUSSMANN

ALLEZ & ASSOCIÉS, NOTAIRES

Legal Notaries

25, avenue George-V, 75008 Paris, France

Telephone +33 (1) 47 23 61 67 – Fax +33 (1) 47 23 43 45

[stamp]

STAMP DUTIES PAID

Permit No. 1/79

February 15, 1979

On the Eleventh day of July in the year One Thousand Nine Hundred Ninety,

the date on which the present document was signed by the notary,

at 25, avenue George V, Paris (8th district), France,

Notary Guéroult, a partner with the professional firm (société civile professionelle) of “ALLEZ & ASSOCIES, NOTAIRES”, legal notaries in Paris (8th district), 25 avenue George V, authenticated this instrument at the request of the parties identified below.

IDENTIFICATION OF THE PARTIES

1.	COMPAGNIE FINANCIERE POUR LE CREDIT-BAIL IMMOBILIER SICOMIBAIL, a French société anonyme (joint stock company), with a management board and a supervisory board, governed by Ordinance 67-837 of September 28, 1967, a credit institution authorized to operate as a financial company and commercial and industrial real estate company, capitalized at FRF 175,000,000, with registered offices at 5 avenue Percier, Paris (8th district), registered in the Paris Trade Register under Number B 329.518.195.

2.	SOCIETE POUR LE FINANCEMENT DES IMMEUBLES D’ENTREPRISES FINABAIL, a French société anonyme, with a management board and a supervisory board, governed by Ordinance 67-837 of September 28, 1967, a credit institution authorized to operate as a financial company and commercial and industrial real estate company, capitalized at FRF 200,000,000, with registered offices at 5 avenue Percier, Paris (8th district), registered in the Paris Trade Register under Number B 339.804.213.

It is noted that the commercial and industrial real estate companies (SICOMI) are acting severally with respect to the LESSEE and jointly between themselves in the following proportions:

•	SICOMIBAIL: 50%

•	FINABAIL: 50%

and that SICOMIBAIL is the lead underwriter.

Represented by:

Catherine Baron, residing at 5 avenue Percier, Paris (8th district),

Acting:

•	in the name and on behalf of SICOMIBAIL pursuant to the powers granted to her by:

Alain Juliard, Chairman of the Management Board of the said company, reappointed to this office under a resolution adopted by the Supervisory Board on December 17, 1987.

Under the terms of a private proxy agreement signed on October 5, 1989, in Paris, which remains appended to an instrument notarized by the Notarial Office, 25 avenue George V, Paris (8th district), on the same date.

•	in the name and on behalf of FINABAIL, as Chief Executive Officer of the said company, appointed to this position under a resolution adopted by the Supervisory Board on December 4, 1986.

The said companies are hereinafter referred to as the LESSOR, party of the first part;

3.	The company known as:

“SOCIETE CIVIL IMMOBILIERE DU 121 BOULEVARD HAUSSMANN”, an individual civil partnership (société civile particulière), capitalized at FRF 17,000,000, divided into 17,000 shares of FRF 1,000, with registered offices at 121 boulevard Haussmann, Paris (8th district),

Duly incorporated under an instrument recorded by Mr. Bailly, a Paris Notary, on September 13, 1977.

Represented by:

Hermann Grunberg, bank manager, residing at 121 boulevard Haussmann, Paris (8th district),

Acting in the name of and as agent for:

Bruno Roger, residing at 121 boulevard Haussmann, Paris (8th district),

Under the powers granted to him for the purposes of this agreement, pursuant to the terms of a signed private proxy dated July 6, 1990, in Paris, which remains appended to the deed of sale for the assets covered by this agreement, notarized on this day by one of the members of the Notarial Office named hereinabove, after reference.

2.

The said Bruno Roger having acted in his capacity as managing partner of the company known as:

MAISON LAZARD ET COMPAGNIE, a French limited partnership (société en commandite simple), capitalized at FRF 22,728,000, with registered offices at 12 avenue Percier, Paris (8th district), registered in the Paris Trade Register under Number B 308 983 899 (management number: 77 B 302).

The said company is the manager of SOCIETE CIVIL IMMOBILIERE DU 121 BOULEVARD HAUSSMANN, the LESSEE herein, appointed to this position for a term of one year, renewable thereafter by tacit agreement, under the terms of a resolution adopted by a special shareholders’ meeting of the said company on July 15, 1980;

An original copy of the minutes of that meeting was filed with the records of Mr. Bailly, a Paris Notary, on October 14, 1980.

The said Bruno Roger, having all powers for the purposes of this agreement pursuant to a resolution adopted at the partners’ meeting on July 5, 1990; a copy of the minutes of the said meeting remains appended to the deed of acquisition for the assets covered by this instrument and analyzed hereinafter.

SOCIETE CIVILE IMMOBILIERE DU 121 BOULEVARD HAUSSMANN, referred to hereinafter as the “LESSEE”, party of the second part;

Which parties, prior to the agreements covered by this instrument, have declared the following:

WHEREAS

A – CONTENTS

SECTION I –	DEFINITIONS	Pages 6-7
SECTION II –	LEASE	Page 7
	Clause 1: Term	Page 11

	Clause 2: Rent	Pages 11-14

	Clause 3: Responsibilities and conditions	Page 15
	a) Occupancy	Pages 15-16
	b) Maintenance – Work	Pages 16-17
	c) General terms and conditions	Page 18

	Clause 4: Charges and taxes	Pages 18-19

	Clause 5: Assignment – Sublease – Management	page 19

3.

	a) Assignment	Pages 19-20
	b) Sublease	Pages 20-21
	c) Management	Page 21
	d) Assignment by the LESSOR	Pages 21

	Clause 6: Liability – Insurance	Page 21
	I – Agreements between the parties	Page 21

	II – Insurance	Page 22
	A – Policies taken out by the LESSOR	Pages 22-23

	B – Policies taken out by the LESSEE	Pages 23-24

	III – Losses:	Page 24
	a) General conditions	Pages 24-26
	b) Partial loss	Pages 26-27
	c) Total loss	Page 27

SECTION III –	COMMITMENT TO SELL	Page 28

	Clause 7: Commitment to sell	Pages 28-29

SECTION IV –	TERMINATION	Page 30

	Clause 8: Termination by the LESSEE	Pages 30-31
	Clause 9: Termination by the LESSOR	Pages 31-32

SECTION V –	EXPROPRIATION	Page 32

	Clause 10: Expropriation	Page 32
	• total expropriation	Pages 32-33
	• partial expropriation	Page 33
	• disputes	Pages 33 and 34

SECTION VI –	OTHER PROVISIONS	Page 34

	Clause 11: Representations	Page 34
	Clause 12: Pledge of the lease	Page 34
	Clause 13: Legal publication	Page 35
	Clause 14: Election of domicile – Jurisdiction	Page 35
	Clause 15: Fees	Page 36

4.

B – ECONOMICS OF THE TRANSACTION

The LESSEE has asked the LESSOR, which has agreed to do so, to finance, under the Sale and Leaseback formula, premises for use as commercial offices located in a building at 121 boulevard Haussmann and 12 avenue Percier, Paris (8th district), more fully described hereinafter and referred to as the BUILDING.

This BUILDING is composed of co-owned lots.

For an understanding of the provisions that follow, the respective roles of the parties in this transaction are specified as follows:

The LESSEE is using this means of financing to become the owner of the BUILDING again, at the expiration of the financial lease agreement, in consideration for an agreed price, after periodic rent payments that include both the financial amortization and the interest on the financial lease.

As such, the LESSEE alone has chosen the BUILDING, assuming in return the risks and liabilities resulting from its standing as the future user of the BUILDING.

This agreement will therefore be governed by the provisions applicable for property sales and leasebacks as defined, in particular, by Law 66-455 of July 2, 1966, and Ordinance 67-837 of September 28, 1967.

C – FEATURES OF THIS TRANSACTION

In addition to the provisions governing the property lease cited hereinafter, this transaction is being entered into pursuant to the provisions of the French General Tax Service memorandum dated June 7, 1977, (BODGI 4-H-3-77).

The LESSEE and its future sub-lessees undertake to comply with the terms and conditions set forth in this instruction, a copy of which has been remitted to them.

5.

D – ACQUISITION BY THE LESSOR

Under the terms of an instrument notarized on this date by the Notarial Office stipulated above, the LESSOR acquired the BUILDING from the LESSEE as described more fully hereinafter.

This acquisition was made in consideration for the amount in principal of THREE HUNDRED NINETY MILLION FRANCS (FRF 390,000,000), paid in cash and discharged in the instrument.

The LESSEE declares that FIFTY EIGHT MILLION FIVE HUNDRED THOUSAND FRANCS (FRF 58,500,000) of the price shall apply to the fractions of the property attached to the co-ownership lots acquired.

A certified copy of this instrument shall be published on the date of this instrument in the first mortgage office of Paris.

E – DEFINITIVE AMOUNT OF THE LEASE

The definitive amount of the lease is FOUR HUNDRED AND ONE MILLION ONE HUNDRED THOUSAND FRANCS (FRF 401,100,000).

NOW THEREFORE, the parties have agreed as follows:

SECTION I – DEFINITIONS

1)	Rent: the financial amortization included in each installment plus the interest calculated on the financial balance due.

2)	Financial balance due: the amount of the lease still due after payment of each rent installment.

3)	AMR: the Monthly Average of the Money Market inter-bank rate.

6.

4)	Publication reference of all the rates with the exception of the TAG: INSEE statistical bulletin.

SECTION II – LEASE

The LESSOR hereby leases, pursuant to the provisions of Law 66-455 of July 2, 1966, and Ordinance 67-837 of September 28, 1967, governing real estate leases,

to the LESSEE, which accepts the lease,

the real estate assets and rights described hereinafter and referred to as the “BUILDING”.

DESCRIPTION

Description of the entire building:

A building located at 121 boulevard Haussmann and 12 avenue Percier, Paris (8th district),

with a surface area of approximately One Thousand Eighty square meters (1,080 m²), based on the title deeds and One Thousand Seventy-Nine and Fifty One-Hundredths square meters based on a survey.

The said building contains two sub-basements, one ground floor and six floors,

and is recorded as section 0804 CJ Number 1, for Ten ares and Eighty-One centiares (10 a 81 ca).

CO-OWNERSHIP REGULATIONS AND DESCRIPTIVE DIVISION STATEMENT

The said building is covered by co-ownership regulations containing a descriptive statement of division drawn up in accordance with an instrument notarized by Mr. Bailly, a Paris Notary, on October 30, 1980, a copy of which was published in the first mortgage office of Paris on [date missing from original].

These co-ownership regulations and description of division have not been amended since that date.

7.

Description of the assets covered by this lease

LOT NUMBER SIX (6)

A single building, on the ground floor, various offices, computer equipment rooms, washrooms, storage room and technical room in the basement,

And 349/10,000ths of the general communal areas.

LOT NUMBER FOURTEEN (14)

A single building, on the second floor, offices and service rooms numbered 213-223, Percier washrooms and Percier corridor,

And 394/10,000ths of the general communal areas.

LOT NUMBER FIFTEEN (15)

A single building, on the second floor, offices and service rooms numbered 201-205 and 225-233, 2 unlighted rooms, washrooms and Haussmann corridor,

And 621/10,000ths of the general communal areas.

LOT NUMBER SIXTEEN (16)

A single building, on the second floor, two large rooms numbered 206/209 and 210/212,

And 244/10,000ths of the general communal areas.

LOT NUMBER SEVENTEEN (17)

A single building, on the third floor, offices and service rooms numbered 314-323, corridor serving these rooms,

And 368/10,000ths of the general communal areas.

8.

LOT NUMBER EIGHTEEN (18)

A single building, on the third floor, offices and service rooms numbered 301-307 and 325-333, washrooms and 2 unlighted rooms, Haussmann corridor,

And 700/10,000ths of the general communal areas.

LOT NUMBER NINETEEN (19)

A single building, on the third floor, offices and service rooms numbered 308-313,

And 223/10,000ths of the general communal areas.

LOT NUMBER TWENTY (20)

A single building, on the fourth floor, all rooms numbered 401-423 and 425-433, 3 unlighted rooms, washrooms and Haussmann and Percier corridors,

And 1,308/10,000ths of the general communal areas.

LOT NUMBER TWENTY-ONE (21)

A single building, on the fifth floor, offices and service rooms numbered 507-523, washrooms and Percier corridor, one unlighted room,

And 654/10,000ths of the general communal areas.

LOT NUMBER TWENTY-TWO (22)

A single building, on the fifth floor, offices and service rooms numbered 501-506 and 525-533, 3 unlighted rooms, washrooms and Haussmann corridor,

And 700/10,000ths of the general communal areas.

LOT NUMBER TWENTY-THREE (23)

A single building, on the sixth floor, telephone switching equipment,

And 19/10,000ths of the general communal areas.

9.

LOT NUMBER TWENTY-FOUR (24)

A single building, on the sixth floor, phone switch batteries,

And 6/10,000ths of the general communal areas.

LOT NUMBER TWENTY-FIVE (25)

A single building, on the sixth floor, lighted street-facing rooms numbered 605-616 and courtyard-facing rooms numbered 618-623 with canteen and kitchen equipment, washrooms and various rooms,

And 464/10,000ths of the general communal areas.

LOT NUMBER TWENTY-SIX (26)

A single building, on the sixth floor, apartments and reception kitchen, washrooms, bathrooms, various storage rooms, corridors,

And 423/10,000ths of the general communal areas.

It is noted here that, following improvement work, the said assets consist of:

rooms to be used as dining rooms, hospitality suites and the related premises.

LOT NUMBER THIRTY-SEVEN (37)

A single building, on the second sub-basement, parking space No. 10,

And 26/10,000ths of the general communal areas.

LOT NUMBER THIRTY-NINE (39)

A single building, on the second sub-basement, parking space No. 12,

And 28/10,000ths of the general communal areas.

10.

CLAUSE 1 – TERM

This lease is granted for a term of 15 years as of July 11, 1990, running until July 10, 2005.

As this agreement is governed by the provisions of the aforementioned law and ordinance, the provisions of Decree 53-960 of September 30, 1953, Article 13 of Law 85-1408 of December 30, 1985, and Law 86-12 of January 6, 1986, shall not apply.

CLAUSE 2 – RENT

This lease is granted and accepted in consideration for rent, which the LESSEE undertakes to pay, by a debit on its account opened with Banque Lazard Frères et Cie, with registered offices at 121 boulevard Haussmann, Paris (8th district).

The rent is payable every six months in advance on dates that will be set no later than August 10, 1999, the date on which the LESSEE and the LESSOR will have agreed on the interest rate applicable to this transaction for a minimum term of eight years.

Indeed, given the period required to mobilize a long-term bond or other type of resource intended for such financing, the parties have agreed as follows:

1- PERIOD A

As of this date and until July 10, 1990, the LESSEE shall owe the LESSOR interest calculated on the amount of the lease based on 0.75 points over the AMR. This interest shall be payable no later than the effective date of PERIOD B (after determination by the parties of the fixed interest rate applicable for this lease for a term of between eight and ten years).

11.

2 – PERIOD B

By no later than August 3, 1999, the LESSOR shall inform the LESSEE, by registered letter with delivery receipt, of the responses from the institutions contacted in connection with the invitation to tender in order to obtain a bond or other type of resource for the LESSOR for an amount at least equal to the refinancing of this transaction and for a minimum term of eight years and a maximum of ten years.

Within five days of the said responses being received by the LESSEE, it must inform the LESSOR of its choice: the interest rate then applicable for the term of the resource selected shall be the “cost price” of this resource for the LESSOR, plus a margin of 0.50 points per year (yield to maturity); it is noted here that the “cost price” stipulated above represents, in the case of a bond issue, the total cost of the issue for the LESSOR (“all in cost”, COB fees, SBF commission, financial services, securities services, etc.), the amount of which shall be communicated to the LESSEE.

If the LESSEE fails to inform the LESSOR of its choice within the period given, the interest rate applicable shall result solely from the LESSOR’s choice of one of the proposals submitted to the LESSEE.

The lease shall then be amortized subject to payment by the LESSEE of the number of straight-line half-year rents covering the term of the aforementioned bond issue or any other discounted “long” resource (PERIOD “B”). The amortization curve resulting from the aforementioned choice shall be valid for the full term of the lease.

12.

3 – PERIOD C

At the end of PERIOD “B”, the interest rate applicable to the “financial balance due” shall be equal to:

•	either the cost price for the LESSOR of the arithmetic average of the end-of-month average treasury bond rates published by the Caisse des Dépôts et Consignations for the last three months preceding the month before the next to last month of the installment to which this rate will apply for the first time, plus 0.50 points per annum;

•	or the cost price for the LESSOR of the issue rate of a BOND from a bank in Paris, offered by the LESSOR for the term and amount of the lease still to run, plus 0.50 points per annum;

•	or the cost price for the LESSOR of a reference rate to be determined at the convenience of the LESSOR and the LESSEE, plus 0.50 points per annum.

In all of the aforementioned cases, the LESSEE shall be informed of the methods for calculating the cost for the LESSOR of early repayment of the fixed-rate resource obtained.

The LESSOR undertakes to inform the LESSEE two months prior to the end of PERIOD “B”.

Generally, the LESSOR and the LESSEE agree to look for, within the limits imposed by the regulations governing SICOMI, the best resource available on the market and, as a result, to make any changes necessary to the contract, provided that the LESSOR receives a net remuneration equal to 0.50% per annum (yield to maturity) in any event.

13.

A –TAXES AND DUTIES

The rent as determined above shall be increased by the related taxes and duties, including the lease premium, which is currently set at 2.50%.

B – ADDED RENT

The LESSEE undertakes to pay the LESSOR added rent equal to the amount of the charges considered to be additions to rent, such as insurance premiums for the premises, property taxes, costs related to the transaction (these will be amortized on a straight-line basis over 5 years), etc. This added rent shall be paid to the LESSOR eight business days before the said charges are to be paid by the LESSOR.

This added rent, plus all related taxes, duties and other contributions, if any, including the lease premium, shall be withdrawn from the LESSEE’s bank account indicated above.

C – LATE PAYMENT PENALTIES

Any rent and added rent not paid on the due date, even partially, shall automatically result in the collection of interest plus the taxes, bank fees, costs and commissions, including those that are not usually reimbursed, which are required in order to collect the said rent payments. This interest shall be calculated on the amount not paid from the due date until the date of payment, based on 2 points over the Average Monthly Rate of the money market inter-bank rate (AMR); this rate may not be lower than 12% per year, excluding tax.

In addition, at the LESSOR’s discretion, the lease may be legally terminated under the conditions stipulated in Section IV –“TERMINATION”.

14.

CLAUSE 3 – RESPONSIBILITIES AND CONDITIONS

This lease is granted subject to the following charges and conditions, which the LESSEE accepts:

A) Occupancy:

1)	The premises covered by this document are to be used for parking facilities, storage room (in the basement), a bank branch on the ground floor, and commercial offices on the upper floors.

The LESSEE undertakes, unless the LESSOR agrees otherwise in writing, to maintain the same use of the premises as defined above until the end of this lease.

Any change of use (total or partial) shall be subject to the prior written authorization of the LESSOR.

2)	The LESSEE shall furnish the “BUILDING” and shall keep it constantly furnished with furniture and articles in a quantity and value sufficient to meet at any time the payment of the rent and the performance of the conditions of this agreement.

3)	The LESSEE shall be personally responsible, without remedy against the LESSOR, for all the authorizations required to occupy the “BUILDING”; the LESSEE undertakes to comply with all the legal and regulatory provisions applicable for the term of this agreement.

In addition, the LESSEE must inform the LESSOR, by registered letter, of any fact that could change the authorization conditions described above and result in their possible abrogation.

More specifically, the LESSEE undertakes to comply with all the legal and regulatory provisions on safety standards for public buildings, pursuant to Article R123-2a et seq. of the French Building and Housing Code (Code de la Construction) and, in particular, to ensure the immediate performance, at its expense and under its sole responsibility, of any work that may be necessary for this purpose, such that no claims or actions may be brought against the LESSOR in this respect.

15.

4)	The LESSEE may not do anything, nor cause anything to be done in the “BUILDING”, which could disturb the order, appearance or clean condition of the “BUILDING” or disturb the neighbors, and shall comply with the requirements of the occupancy or co-ownership regulations.

B) Maintenance – Work

5)	The LESSEE takes possession of the “BUILDING” as is.

The LESSEE shall maintain it in a good state of tenant or other repairs.

It shall perform, at its sole expense, risk and peril, all maintenance work and all repairs, including major repair work as defined by Article 606 of the French Civil Code (Code Civil); it may not benefit from the provisions of Article 1724, section 2, of the Civil Code.

At the end of the lease, it must return the “BUILDING” in good condition for use.

6)	For the full term of the lease, the LESSEE is liable:

•	for all visible flaws and defects, which it undertakes to repair;

•	for the guarantee against hidden defects that may affect both structural and non-structural elements.

No claims or actions may be brought against the LESSOR in this respect at any time.

As such, the LESSEE must bring any action it deems necessary directly against the companies that participate in the construction or remodeling of the “BUILDING” and any third parties that may be involved, including, if applicable, the general contractor and the contractors, and the LESSEE must first inform the LESSOR.

16.

In addition, the LESSEE undertakes to notify the LESSOR, for all useful purposes, of any visible or hidden defect or fault, within one month of such a defect or fault being found, by registered letter with delivery receipt.

7)	The LESSEE may perform in the “BUILDING” covered by this lease, at its sole expense, risk and peril, and without remedy or action against the LESSOR, all the equipment and installation work required for its professional use.

Any major change in the distribution of the building, demolition, piercing of walls, beams or floors shall be subject to the prior written authorization of the LESSOR.

However, the LESSEE may perform in the BUILDING, in accordance with the appropriate laws or regulations, any work required to change walls and other professional arrangements, without needing the prior written consent of the LESSOR, provided that such work does not result in any economic depreciation of the BUILDING and does not change its market value.

The LESSEE must inform the LESSOR after it has obtained any necessary administrative authorizations.

The work described in the preceding three paragraphs may be performed only under the supervision and diligence of the Architect designated by the LESSEE and approved by the LESSOR, whose fees shall be paid by the LESSEE. Any embellishments and changes carried out in this way by the LESSEE must be left as is at the end of the lease, without indemnification, unless the LESSOR exercises its right to request that the premises be returned to their initial condition.

8)	The representatives of the LESSOR shall have access to the BUILDING at any time for any supervision or monitoring they deem necessary.

17.

C) General conditions

9)	The LESSEE must provide the LESSOR, within six months of the end of its financial year, with a copy of its balance sheets, income statements and reports (management, auditors, etc.) at the annual general meeting.

10)	The LESSEE must comply with the texts governing the accounting disclosure of financial lease transactions so that no actions or claims may be brought against the LESSOR in this respect.

11)	The LESSEE undertakes for itself and its assignees to comply with the legislative and regulatory provisions governing real estate financial lease transactions.

12)	The LESSEE undertakes to comply with all possible obligations that may be the responsibility of the LESSOR under the terms of the aforementioned deed of acquisition and also undertakes to pay any related expenses that are not included in the amount of the financial lease directly to the LESSOR, irrespective of their cause and origin.

CLAUSE 4 – CHARGES AND TAXES

The LESSEE shall pay the exact amount of all charges, personal property taxes, professional or other taxes and, generally, all taxes, contributions and duties for which it is liable; it must be able to provide proof of payment if requested by the LESSOR.

At the end of the lease, it shall be required to provide proof of payment of these charges and taxes up until the end of the said lease.

It undertakes to pay the LESSOR, subject to the conditions stipulated in Clause 2 paragraph C, the amount of all the real estate contributions and taxes (property taxes, etc.), including all municipal taxes and contributions, so that the rent stipulated in Clause 2 above constitutes revenues net of any charge for the LESSOR.

It is hereby specified that the LESSOR shall have the option, in the event of the LESSEE’s failure to pay any sum due to third parties for which the LESSEE is responsible under this lease, to pay the amount in question.

18.

In such a case, the LESSEE must then repay this amount to the LESSOR plus penalties, fines and all costs paid by the LESSOR. A late payment penalty shall be added to the total obtained up until the date of repayment based on two points over the Average Monthly rate for money market inter-bank transactions. This rate may be no lower than 12% per annum excluding tax.

In addition, at the LESSOR’s discretion, this lease may be cancelled under the conditions stipulated in Section IV – “Termination” herein, notwithstanding any payment.

CLAUSE 5 – ASSIGNMENT – SUBLEASE – MANAGEMENT

The assignment, subleasing or management, with or without a change in business, may be authorized under the following conditions, provided that they would not result in the loss of the tax treatment recognized in this lease and generally applicable to Commercial and Industrial Real Estate Companies (SICOMI), and that they are not prohibited by any legislative, regulatory provisions or interpretations concerning financial leases.

A) Assignment

The LESSOR must be informed of the proposed assignment of this lease in any form whatsoever (pure and simple assignment, merger, contribution, consolidation, etc.) by registered letter with return receipt three months prior to the planned date of execution.

Such an assignment shall be subject to the written consent of the LESSOR, under penalty of nullification and, at the LESSOR’s discretion, penalty of termination of this financial lease.

If the LESSOR consents, the following conditions shall be imposed:

•	The assignment must be executed in the presence of the LESSOR or the LESSOR must be duly notified by registered letter with return receipt sent to its registered offices at least 15 days in advance.

19.

•	The assignor must transfer to the assignee, under the terms of one and the same instrument, all the rights resulting from this lease, including the rights attached to the commitment to sell granted to it in Section III “COMMITMENT TO SELL”; the lease and the commitment to sell form, in the joint attention of the parties, pursuant to the aforementioned law and ordinance, an indivisible whole.

•	The assignee shall be bound, notably with respect to the LESSOR, by all the obligations resulting from this document.

•	The assignor shall remain joint guarantor with its assignee and any successive assignees for the payment of the rent and compliance with all the conditions of this lease.

B) Sublease

The LESSEE may sublease the assets leased provided that it complies with the provisions of the first section of this clause and the provisions governing the subleasing of properties financed under financial leases (provisions currently applicable, Section II of the instruction (DGI) of May 28, 1970, memorandum (BODGI 4 H-3-77) of June 7, 1977). This sublease must first be submitted for the approval of the LESSOR and may only be granted to persons or commercial companies with good reputations whose activity in the BUILDING will be exclusively commercial, under penalty of nullification and, at the LESSOR’s discretion, of termination of this lease.

Upon expiration of the lease, the LESSOR shall not be required to renew the subleases. The leased BUILDING forms, in the joint attention of the parties, an indivisible whole, even if it is physically divisible.

All improvement and restoration work resulting from such subleases shall be the exclusive responsibility of the LESSEE.

The sublease agreement must contain a clause under which the sub-lessee declares that it has been informed of the unenforceability of the sublease agreement against the LESSOR and waives, as a result, all rights and actions against the LESSOR, and must vacate the BUILDING in the event of the end of the financial lease agreement for any reason (no request for execution of the commitment to sell by the LESSEE, termination, expropriation, etc.).

20.

As of this date, the LESSOR authorizes the LESSEE to sublease the BUILDING to LAZARD FRERES ET CIE and to any other company that is part of its group.

D) Management

The LESSEE may not place its business, in whole or in part, under leased or salaried management without the prior, written agreement of the LESSOR, under penalty of termination of this agreement at the discretion of the LESSOR.

E)	Assignment by the LESSOR

Pursuant to the provisions of Article I-1 of the aforementioned Law 66-455 of July 2, 1966, as amended by Ordinance 67-837 of September 28, 1967, the LESSOR undertakes, in the event of an assignment of the assets covered by this agreement during the term thereof, to impose on its assignee or its successive assignees, with which it shall remain joint guarantor, the performance of all the obligations for which it is responsible under the terms of this lease.

CLAUSE 6 – LIABILITY – INSURANCE

I – AGREEMENTS BETWEEN THE PARTIES

By express agreement, the LESSEE waives any action against the LESSOR for any damages that may be caused both to the BUILDING covered by this lease and to the assets of any kind belonging to or entrusted to the LESSEE and for any consequential losses caused to the LESSEE.

The parties also reciprocally waive the application of Article 1722 of the Civil Code under the conditions set forth in paragraph III, LOSSES, hereinafter.

21.

II – INSURANCE

The financial lease transaction will be covered by insurance policies taken out for one or the other party according to the distribution defined below.

A) Insurance policies taken out by the LESSOR

The LESSOR, through its advising insurer, undertakes to take out the following insurance policies, both on its own behalf and on behalf of the LESSEE, for the entire term of the lease:

a)	BUILDING OWNER’S CIVIL LIABILITY POLICY (for the building covered by this lease) with respect to third-party claims for the coverage amounts normally obtained on the French insurance market.

b)	“PROPERTY DAMAGE” insurance policy (for the property covered by this lease) covering the replacement value (with an indexing clause) of the building and the fittings considered part of the building (including those added by the LESSEE without the LESSOR’s financing) against the following risks:

•	Fire, lightning, explosions

•	Aircraft crash

•	Storms (hurricanes, high winds, tornadoes, cyclones)

•	Smoke

•	Land vehicle crash

•	Water damage (including the search for leaks)

•	Damages caused by improper operation of automatic extinguishers (sprinklers)

•	Strikes, riots, civil unrest, vandalism, acts of malice, terrorism and sabotage

•	Electrical damage

•	Loss of rent

•	Window breakage

•	Reimbursement of the “Structural Damage” premium to meet the insurance obligation (Article L 242.1 of the French Insurance Code) for the work to redo, repair and/or rebuild the damaged building structures

•	Fees for decorating, design, technical inspection and engineering services.

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•	Costs necessary to bring the premises into compliance with construction laws and regulations

•	Moving, storage and reinstallation costs

•	Costs for excavation, demolition and decontamination and the costs incurred because of measures required by administrative orders.

The policy will include a clause waiving action against the LESSEE.

Additional provisions

a)	The LESSOR may have an appraisal firm of its choice draw up, at the LESSEE’s expense, an estimate of the value of the BUILDING that will be used to define the amount of insurance.

b)	The LESSEE agrees to inform the LESSOR immediately, at the time the insurance policies taken out by the LESSOR are obtained and during the insurance period, of any elements that might change the insurer’s appraisal of the risks covered.

c)	The premiums for the insurance policies taken out by the LESSOR shall be paid by the LESSEE under the conditions stipulated in Clause 2 – C of this lease agreement.

d)	A copy of the policies taken out by the LESSOR shall be transmitted to the LESSEE.

B) Insurance policies taken out by the LESSEE:

The LESSEE undertakes to take out the following insurance policies, both on its own behalf and on behalf of the LESSOR, for the entire term of the lease

a)	As of the date it occupies the premises, a “PROPERTY DAMAGE” policy covering the following risks:

•	Fire, lightning, explosions, water damage.

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•	Possibly, at the LESSOR’s request, insurance to cover any other risk to the contents or similar items, notably equipment, tools, materials, fittings and merchandise of any kind belonging to the LESSEE that furnish the BUILDING covered by the lease.

b)	“CIVIL LIABILITY” policy to cover the claims of neighbors and other third parties.

The aforementioned policies must contain a clause waiving action against the LESSOR.

Additional provisions

a)	Copies of the policies taken out by the LESSEE shall be transmitted to the LESSOR.

b)	The policies taken out by the LESSEE must include a clause stipulating:

•	That, in the event of termination or suspension, for any reason, the insurer must first so advise the LESSOR. In such a case, the LESSOR shall take every useful measure and may pay the premiums on behalf of the LESSEE, against which it may take action seeking recovery using all appropriate legal means.

•	That, if the insurer fails to comply with the preceding stipulation, it shall incur liability toward the LESSOR.

c)	The LESSEE undertakes to allocate the indemnities it has received from its insurers to restoring the furnishings and equipment.

III – LOSSES

A) General conditions

1)	The LESSEE must immediately inform the insurance companies concerned and the LESSOR of any loss, of any size, even if there is no apparent damage.

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2)	In the event of an incident that destroys all or part of the BUILDING, followed by reconstruction, the LESSOR shall take out a “STRUCTURAL DAMAGE” policy for both parties that complies with the provisions of the Law of January 4, 1978, a “CONSTRUCTION ALL-RISK” policy covering any damage to the structure during construction, until the building passes inspection, for the cost of construction, and a “PROJECT OWNER’S LIABILITY” policy to cover liability to neighbors and other third parties for the transaction covered by the financial lease, in the coverage amounts normally obtained on the French insurance market.

The LESSEE now undertakes to provide the LESSOR and its insurer with all the elements required to draw up the said policies and, in particular, to prove the existence of the “TEN-YEAR CIVIL LIABILITY” insurance policies as required by the Law of January 4, 1978, which are taken out by all parties subject to the insurance obligation, including the LESSEE.

3)	In the event of a loss, the LESSOR is established as the beneficiary of the indemnities paid by its own insurers; it is the responsibility of the LESSOR to allocate such indemnities for the payment of the costs incurred to rebuild the assets destroyed.

4)	In the event of the leased assets being destroyed or damaged without any coverage (or insufficient coverage) by the insurance companies, the LESSEE shall be responsible for all (or the excess) of the costs necessary to rebuild the damaged asset, to which the LESSEE agrees.

5)	The amount of the indemnities that may be owed by the insurance companies for a partial or total loss in the leased premises shall be negotiated by the LESSOR in the presence of the LESSEE or duly notified to the LESSEE.

Any offers made by the insurance companies may be accepted by the LESSOR only with the LESSEE’s agreement, but the LESSEE may not defer its response for more than one month after it receives notification by registered letter with return receipt. After this period, the LESSEE’s failure to reply shall constitute its acceptance.

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If the LESSEE disagrees on the amount of the indemnities that the LESSOR is proposing to accept, the LESSOR hereby gives all powers to the LESSEE to dispute the amount of the indemnities with the insurance company.

If these objections cannot be settled amicably, the LESSOR agrees to file, at the LESSEE’s initial request, any useful legal action in which the LESSEE may participate.

The LESSEE shall be required to pay, during the term of the out-of-court dispute or the legal proceedings, all rent installments that may be due. It must also pay directly to or reimburse the LESSOR for all costs, fees and taxes that may be due.

B) Partial loss

In the event of the partial destruction of the BUILDING covered by this lease, the LESSEE may not claim termination of this agreement, the payment of any indemnity, or a reduction in the rent.

The LESSEE shall be required to restore the BUILDING damaged at its sole expense, risk and peril after obtaining the administrative permits required. The LESSOR undertakes to allocate all the indemnities that it may collect from the insurance companies, subject to deduction of all duties and taxes on such indemnities, to the payment of the reconstruction work on the BUILDING.

This agreement shall continue to apply until its normal expiration, subject to the terms and conditions of this instrument.

If reconstruction cannot take place because the required administrative permits are not obtained and normal operation of the BUILDING cannot be continued, the LESSEE shall have the option:

•	either to continue this lease on the undestroyed portion of the BUILDING: in this case, the amount forming the basis of the rent shall be reduced, as of the date it is received by the LESSOR, by the amount of the indemnities paid by the insurance companies after deduction of all fees, duties and taxes on these indemnities, which shall be retained by the LESSOR;

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•	or to request the termination of the financial lease, subject to the terms and conditions of Clause 8 hereinafter, if applicable, before the end of the 10-year period;

•	or to request the termination of the commitment to sell as described in Clause 7 herein.

In the last case, the price would be equal to the price indicated in paragraph b) of Clause 7 “COMMITMENT TO SELL”.

The amount of the indemnities, net of any fees, duties and taxes, paid by the insurance company to the LESSOR shall be deducted from the price determine above. However, the price shall be increased to include all the taxes and duties that may be charged to the LESSOR as a result of the early execution of the commitment to sell.

Finally, the conditions of the sale thus performed to the benefit of the LESSEE shall be the conditions stipulated in Section III of this agreement.

C) Total loss

In the event of an incident resulting in the total destruction of the BUILDING, the LESSEE may:

•	either reconstruct the damaged BUILDING at its sole expense, risk and peril after obtaining the required administrative permits; the LESSOR agrees to allocate any indemnity that it may collect from the insurance companies, after deducting all duties and taxes on such indemnities, for the payment of the work to rebuild the BUILDING;

This agreement shall continue to apply until the normal expiration, subject to the terms and conditions stipulated herein.

•	or request the termination of the financial lease, subject to the terms and conditions of this agreement;

•	or request the termination of the commitment to sell, subject to the terms and conditions set forth in the paragraph “PARTIAL LOSS”.

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SECTION III – COMMITMENT TO SELL

CLAUSE 7 – COMMITMENT TO SELL

Pursuant to the provisions of Article 1-2 of Law 66-455 of July 2, 1966, as amended by Ordinance 67-837 of September 28, 1967, governing financial leases, the LESSOR undertakes to sell the LESSEE the BUILDING described hereinabove, the subject of this agreement.

The LESSEE accepts the option offered to it, but makes no commitment to buy, reserving the right to use this facility, at its discretion, within the timeframes and subject to the terms stipulated.

The execution of the commitment to sell may be requested by the LESSEE:

•	either at the expiration of the financial lease;

•	or during the lease, but only at the end of the seventh year after the effective date of this agreement and only on each half-year rent due date.

The request to exercise the commitment to sell must be made in a letter sent to the LESSOR by registered mail with return receipt at least six months in advance.

The validity of the request to exercise the commitment is subject to the perfect execution by the LESSEE or its assignees, if any, of all the responsibilities and conditions resulting from this financial lease, and on the condition that the request includes a receipt from the LESSEE’s notary certifying the payment of a sufficient amount to cover the full purchase price and the fees and taxes on this acquisition.

The sale shall be executed by a legal deed to be recorded by the LESSOR’s Notary with the assistance of the LESSEE’s Notary, with all fees, duties, taxes and costs for the said sale to be paid by the LESSEE.

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The sale shall be executed subject to ordinary legal conditions, and without any guarantee by the LESSOR in its capacity as seller as defined by Article 1641 of the Civil Code, in consideration for a price payable in cash on the date of the signature of the legal deed of sale, which may vary under the following conditions:

a) Sale at the expiration of the financial lease

If the sale takes place at the expiration of the financial lease, the price shall be THIRTY-NINE MILLION FRANCS (FRF 39,000,000) (residual value).

b) Sale during the lease

If the sale takes place during the lease under the conditions defined above, the price shall be equal to:

the total of the “financial balance due” under the lease, as indicated in the amortization table transmitted to the LESSEE at the beginning of “PERIOD B”, plus an indemnity calculated by applying a rate equal to the sum of the following two rates to each of the “financial balances due” under the lease:

•	a rate equal to the cost for the LESSOR for repayment of the fixed-rate loan contracted for the purposes of this transaction and selected by the LESSEE:

•	the rate of 0.50% per annum reduced to the rental period in question;

This indemnity shall be discounted at 0.50 points below the contract rate then in force (rate of the last rent installment invoiced).

29.

SECTION IV – TERMINATION

CLAUSE 8 – TERMINATION BY THE LESSEE

This financial lease may be terminated at the LESSEE’s request under the following conditions:

1)	Termination may not occur before the end of the tenth year and shall take effect at the end of the current lease year.

2)	The LESSEE must notify the LESSOR, by registered letter with return receipt, of its intention to terminate the agreement at least six months before the date on which it intends for the termination to take effect.

3)	The LESSEE must pay to the LESSOR, no later than the effective date of the termination, a termination indemnity equal to the total amount of the “financial balance due” for the financial lease, as shown on the table described above, plus an indemnity calculated by applying to each “financial balance due” a rate of 0.50% per annum reduced to the rental period in question; this indemnity shall be discounted at 1.50 points below the contract rate then in force.

4)	The LESSEE must return the BUILDING to the LESSOR, in perfect repair and condition and free of any lease or occupancy, no later than the effective date of the termination.

5)	If, between the date of termination and the normal expiration of this agreement, the LESSOR sells the BUILDING covered by this agreement to a third party, it must pay to the LESSEE, provided that the LESSEE has met all of its obligations resulting from this agreement, and has paid the aforementioned indemnity, the net amount of the price from the sale, after deducting the fees and charges incurred by the LESSOR which would normally have been paid by the LESSEE if it had remained in the premises, as well as the duties, taxes, costs and fees that may result from the termination of this agreement and the amount of the allocations to the amortization and provision accounts, if any, related to the BUILDING described hereinabove during the period between the date of termination and the date of the sale.

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In any event, the amount of the sum to be paid to the LESSEE may not exceed the amount of the rental payments excluding tax that would have been due if the agreement had not been terminated before expiration.

The parties agree that the conditions of the sale (or the lease described in paragraph 6 below) that may be granted by the LESSOR shall be determined by the LESSOR alone and its exclusive choice, without intervention from the LESSEE.

6)	If, between the date of the termination and the stipulated expiration of the agreement, the LESSOR leases the BUILDING covered by this agreement to a third party, either under a simple lease or under a financial lease, the LESSOR would pay to the original LESSEE, provided that the said LESSEE has met all of its obligations under this agreement and, in particular, has paid the aforementioned indemnity, the rent payments from the new tenant within one month of them being received, deducting 10% of the amount excluding tax of each rent payment as management and any other fees, duties and taxes, including the amount of the allocations to the amortization and provision accounts, if any, on the property assets described herein during the period between the date of termination and the effective date of the new lease; these payments may not exceed the amount of the rent payments that would have been owed by the original LESSEE if this agreement had not been terminated.

In addition, these payments shall be owed by the LESSOR only until the expiration date stipulated in this agreement.

All costs, duties, taxes and fees, if any, resulting from the implementation of this “TERMINATION” clause shall be borne by the LESSEE.

CLAUSE 9 – TERMINATION BY THE LESSOR

In the event of the LESSEE’s failure to pay a single rent installment when due, or failure to pay any sum for which the LESSEE is responsible under the terms of this lease, or the LESSEE’s failure to execute any of the conditions of this lease, this financial lease shall be legally terminated, at the LESSOR’s discretion, one month after a simple formal notice has been served to pay or to execute or one month after an order to pay has been served on the LESSEE, without the need for a court ruling.

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The LESSOR shall reassume full possession of the BUILDING by the sole fact of the eviction of the LESSEE ordered by an emergency court judgment, and no subsequent offers may prevent the effects of this clause. In such a case, the LESSOR shall retain the right to payment of the rent accrued and to reimbursement of any amount for which the LESSEE is responsible.

In addition, the LESSEE must pay to the LESSOR, no later than the effective date of the termination, a termination indemnity, the amount of which shall be determined pursuant to paragraph 3 of Clause 8 above. If the premises are sold or released, the stipulations of paragraphs 5 and 6 of Clause 8 above concerning the amounts to be paid to the LESSEE shall apply.

SECTION V – EXPROPRIATION

CLAUSE 10 – EXPROPRIATION

Total expropriation:

If the entire BUILDING is expropriated, the financial lease shall be automatically terminated upon the effectiveness of the order transferring ownership of the BUILDING to the expropriating agency.

However, since the expropriating agency does not take possession of the BUILDING until the date of payment to the LESSOR of the expropriation indemnity, the LESSEE shall owe to the LESSOR, as of the date of the aforementioned expropriation order, and until the date of the actual payment of the expropriation indemnity, the date on which the BUILDING must be immediately vacated, an occupancy indemnity equal to the amount of the rent and added rent due for this period; this indemnity is payable under the same conditions and at the same dates as the rent and added rent payments.

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Moreover, if the expropriation indemnity paid to the LESSOR, after deducting all the costs and expenses incurred as a result of the expropriation and all taxes still due, including on capital gains, is greater than the total amount of the “financial balance due” plus an indemnity calculated by applying to each “financial balance due” a rate of 0.50% per annum reduced to the rental period in question, with this indemnity discounted at 0.50 points below the contract rate then in force, the LESSOR shall immediately pay the LESSEE the difference between these two amounts.

In the opposite case, where the total “financial balance due” exceeds the expropriation indemnity, the LESSEE must immediately pay this difference to the LESSOR; it is specified that the LESSOR’s lien on the furnishings in the lease premises shall also guarantee the payment of this difference and the payment of the occupancy indemnity stipulated above.

Partial expropriation

If only a portion of the BUILDING is expropriated, the lease shall continue for the non-expropriated section. The amount of the financial lease shall be reduced, as of the date of receipt of the expropriation indemnity by the LESSOR, by an amount equal to the amount of the indemnity, after deducting all the costs incurred as a result of the expropriation and all taxes due, notably for capital gains.

Disputes

The amount of indemnities offered by the expropriating authority may be accepted by the LESSOR only with the agreement of the LESSEE; however, the LESSEE may not defer its response for more than one month after it has received notification from the LESSOR of its intention to accept the offers made. This notification must be made by registered letter with return receipt.

If the LESSEE disagrees on the amount of the indemnities accepted by the LESSOR, the LESSOR hereby gives all powers to the LESSEE to dispute the amount of the indemnities with the expropriating authority.

33.

If these disputes cannot be settled amicably, the LESSOR must take, at the LESSEE’s first request, any useful legal actions; the LESSEE must participate in these actions.

During the dispute period and until the effective payment of the expropriation indemnity, the LESSEE shall owe the LESSOR the following:

•	in the event of total expropriation, an occupancy indemnity equal to the amount of the rent and added rent due during this period;

•	in the event of partial expropriation, all rent and added rent due during this period; the rent reduction stipulated above may be made only on the date of payment of the indemnity.

The LESSEE shall also be required to pay directly or to reimburse the LESSOR for all costs, taxes and fees that may be due.

SECTION VI – OTHER PROVISIONS

CLAUSE 11 – REPRESENTATIONS

Its representative, in its legal capacity, declares that the LESSEE is not, and has never been, in court-ordered liquidation or receivership, or has suspended payments, and that it is current with its income and social security taxes due to the Department of Direct and Indirect Taxes and the Social Security Administration.

CLAUSE 12 – PLEDGE OF THE LEASE

The LESSEE is prohibited from pledging to or using as security for any person other than the LESSOR the intangible elements that it benefits from in connection with this financial lease agreement.

34.

CLAUSE 13 – LEGAL PUBLICATION

A certified true copy of this agreement shall be published, as required by law, in the competent Mortgage Office by the undersigned Notary.

The parties hereby declare:

•	for the payment of the Legal Publication Tax, that the total amount of the rent and added charges, excluding the lease right, is SEVEN HUNDRED FORTY-THREE MILLION, SIX HUNDRED FIFTY-ONE THOUSAND FRANCS (FRF 743,651,000);

•	and for the collection of the fee of the Registrar of Mortgages, the total amount of the rent and added charges, including the lease right, is SEVEN HUNDRED SIXTY-TWO MILLION, TWO HUNDRED FORTY-THREE THOUSAND, TWO HUNDRED FIFTY FRANCS (FRF 762,243,250);

•	and that the unamortized portion of the price that the LESSEE must pay for the execution of the commitment to sell is THIRTY-NINE MILLION FRANCS (FRF 39,000,000).

POWERS

To perform the land publication formalities, the parties, acting in their joint interests, give all powers to any Clerk of the Notarial Office stipulated at the beginning of this instrument, to prepare and sign any additional instruments correcting this agreement to ensure that these instruments correspond to the mortgage, land and civil records.

CLAUSE 14 – ELECTION OF DOMICILE – JURISDICTION

The parties elect domicile as follows:

•	The LESSOR: at its registered offices

•	The LESSEE: at its registered offices

Any dispute arising from the execution of this agreement shall be submitted to the competent Paris court.

35.

CLAUSE 15

All costs, fees, taxes and duties, present or future, relating to this instrument or which are the direct or indirect consequence or result thereof, particularly for the notarized instrument to record the transfer of ownership to the LESSEE pursuant to the execution of the commitment to sell stipulated in Section III, shall be the sole responsibility of the LESSEE.

IN EXECUTION OF THIS INSTRUMENT

Established with the participation of Jean-Louis Regnier, a Notary in Paris, advisor to the LESSEE,

Executed and signed on the date and in the location indicated above,

On the aforementioned date and month,

And, after a reading by Didier Lasaygues, residing at 25, avenue George V, Paris (8th district), authorized and certified notary,

The said Notary Lasaygues asked the parties to sign this agreement, and also signed,

And the undersigned Notary signed the agreement on this same date.

Number:

of pages in the instrument

of words stricken

of lines stricken

of numbers stricken

of spaces removed

of cross-references

The representative in his legal capacity of SICOMBAIL and FINABAIL

THE LESSOR	THE LESSEE

/s/ Catherine Baron	/s/ Herman Grunberg

Name: Catherine Baron	Name: Herman Grunberg
Title: General Manager, Finabail Authorized Person, Sicombail	Title: Authorized Person, Société Civite du 121 Blvd. Hausmann

THE AUTHORIZED CLERK	THE NOTARY

/s/ M. Didier Lasaygues	/s/ M. Jean-Pierre Guéroult

Name: M. Didier Lasaygues	Name: M. Jean-Pierre Guéroult

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To Whom It May Concern:

RR Donnelley Translation and Multilingual Communications hereby certifies that the English translation of the French Lease – Cession Bail (ATLAS# 14458) is a true and faithful rendering of the original French source document.

RR Donnelley Translation and Multilingual Communications is a member of the ATA (American Translators Association).

Signed:	/s/ Jingrui Cui

Jingrui Cui, Project Manager

Date:        01/11/2005

Sworn to before me

This January 11, 2005

/s/ Eugene Roche

Notary:

EUGENE ROCHE NOTARY PUBLIC, State of New York No. 01RO5028464 Qualified in Queens County Commission Expires May 31, 2006

RR Donnelley